Calculation of Filing Fee Tables
S-8
FOOT LOCKER, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, $0.01 par value per share ("Common Stock")	457(a)	4,300,000	$ 13.06	$ 56,158,000.00	0.0001531	$ 8,597.79
Total Offering Amounts:						$ 56,158,000.00		$ 8,597.79
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 8,597.79
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of Common Stock of Foot Locker, Inc. (the "Company") that becomes issuable under the Foot Locker 2007 Stock Incentive Plan (Amended and Restated as of March 22, 2023, and as further amended effective as of May 21, 2025) (the "Stock Incentive Plan") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock. (2) Estimated pursuant to Rules 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Common Stock, as reported on the New York Stock Exchange on May 14, 2025. (3) Represents shares of Common Stock of the Company available for future issuance under the Stock Incentive Plan.